Exhibit 4.1

WEYERHAEUSER COMPANY,

as Issuer
(as successor to PLUM CREEK TIMBERLANDS, L.P.)

and

as Guarantor

to

U.S. Bank National Association

as Trustee

Supplemental Indenture No. 2

Dated as of September 28, 2016

to

Indenture

Dated as of November 14, 2005

Debt Securities

SUPPLEMENTAL INDENTURE NO. 2 (this “Second Supplemental Indenture”), dated as of September 28, 2016, between Weyerhaeuser Company, a Washington corporation (the “Successor Issuer”), as successor to Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Original Issuer”), and as successor to Plum Creek Timber Company, Inc., a Delaware corporation (the “Original Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”) under the hereafter defined Indenture.
W I T N E S S E T H:
WHEREAS, the Original Issuer and the Original Guarantor previously executed and delivered to the Trustee an Indenture dated as of November 14, 2005 (the “Indenture”), as supplemented by the supplemental indenture dated as of February 19, 2016, among the Original Issuer, as issuer, the Successor Issuer, as successor guarantor, and the Trustee, as trustee, providing for the issuance from time to time by the Original Issuer of one or more series of Securities up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Indenture;
WHEREAS, the Original Issuer has previously established the terms of two series of Securities under the Indenture (collectively, the “Existing Securities”): (i) the 4.70% Notes due 2021 and (ii) the 3.25% Notes due 2023; and
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of November 6, 2015 between the Original Guarantor and the Successor Issuer, the Original Guarantor merged with and into the Successor Issuer, effective as of 4:30 p.m., New York City time on February 19, 2016, whereupon the separate corporate existence of the Original Guarantor ceased and the Successor Issuer continued as the surviving entity and thereupon the Successor Issuer assumed by operation of law all obligations of the Original Guarantor, including the Indenture; and
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of September 7, 2016 between the Original Issuer and the Successor Issuer (the “Merger Agreement”), the Original Issuer shall merge with and into the Successor Issuer, effective as of 11:59 p.m., New York City time on September 28, 2016 (the “Effective Time”), whereupon the separate corporate existence of the Original Issuer shall cease and the Successor Issuer shall continue as the surviving entity (the “Merger”) and thereupon the Successor Issuer shall assume by operation of law all obligations of the Original Issuer, including the Indenture; and
WHEREAS, pursuant to Section 11.3 of the Indenture, as of the Effective Time the Successor Issuer, as successor to the Original Issuer by virtue of the Merger, shall be bound by all the covenants, stipulations, promises and agreements in the Indenture contained by or on behalf of the Original Issuer, including in respect of the Existing Securities; and
WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly and validly authorized by the Successor Issuer; and
WHEREAS, pursuant to Section 8.1(b) of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture without the consent of Securityholders; and
WHEREAS, all the conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the premises and the purchases of the Securities by the holders thereof, it is mutually covenanted and agreed for the equal and proportionate benefit of the respective holders from time to time of the Securities and of the coupons, if any, appertaining thereto as follows:
ARTICLE ONE
ASSUMPTION
SECTION 1.01. Assumption. As of the Effective Time, the Successor Issuer agrees that it shall be bound by all the covenants, stipulations, promises and agreements in the Indenture and the Securities contained by or on behalf of the Original Issuer. Accordingly, as of the Effective Time, the Successor Issuer shall succeed to, and be substituted for, and may exercise every right and power of, the Original Issuer under the Indenture and the Securities with the same effect as if the Successor Issuer had been named as the Issuer therein, and all references to the “Issuer” in the Indenture and any Securities shall be deemed to be references to the Successor Issuer.
ARTICLE TWO
MISCELLANEOUS PROVISIONS
SECTION 2.01. Terms Defined. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Existing Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect.
SECTION 2.03. New York Law to Govern. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
SECTION 2.04. Successors and Assigns of Issuer and Guarantor Bound by Second Supplemental Indenture. All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture contained by or on behalf of the Issuer and the Guarantor shall bind their respective successors and assigns, whether so expressed or not.
SECTION 2.05. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
SECTION 2.06. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuer or the Guarantor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
SECTION 2.07. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

WEYERHAEUSER COMPANY
By:	/s/ Laura B. Smith
Name: Laura B. Smith Title: Vice President and Treasurer
Attest:

By:	/s/ Jacqueline W. Hawn
Jacqueline W. Hawn Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Thomas Zrust
Name: Thomas Zrust Title: Vice President

[Signature Page to Supplemental Indenture]